Exhibit 99.2

EAGLEPICHER INCORPORATED

Moderator: Tom Scherpenberg
March 24, 2005
11:00 am EST

Operator:	Good Morning, my name is Angela and I will be your conference facilitator today. At this time I would like to welcome everyone to the EaglePicher conference call. All lines have been placed on mute to prevent any background noise. If you should need assistance during the call, please press star then zero and an operator will come back on line to assist you.

Thank you. Mr. Scherpenberg, you may begin your conference.

Tom Scherpenberg:	Thanks Angela. I would like to welcome everyone to the review of EaglePicher’s Fourth Quarter Fiscal Year 2004 results.

Before we begin I understand that we have some technical difficulties with posting our presentation on the website. We have been told that it is on our website currently. So, if you want to access the presentation, please go to www.eaglepicher.com, About EaglePicher, Investor Relations and you will see a copy of today’s presentation.

With me today is Bert Iedema, our CEO, and Tom Pilholski, our CFO. During the course of this call we may refer to various non-GAAP financial measures. Reconciliation of these non-GAAP financial measures to our GAAP based financial statements is included as appendices to the materials for the call which is now available on our website. During the course of this call we may make statements or predictions about future events or the future financial performance of the company. Any such statements to the extent they are not descriptions of the historical facts, are forward-looking statements within the meaning of Section 21E of the Security and Exchange Act of 1934. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in reports filed by EaglePicher Holdings, Inc. with the U.S. Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended November 30, 2004.

Due to the numerous questions we have received over the past few weeks, we have decided not to have a question and answer session at the end of today’s presentation. Any questions you have at the end of today’s presentation can be submitted through our company website at www.eaglepicher.com, About EaglePicher, Investor Relations, Contact Us. We will address your questions by posting our responses on our website next week.

I would now like to turn the call over to our CEO, Bert Iedema.

Bert Iedema:	Thank you, Tom. Welcome and thank you for attending today’s call.

As you all know, the past year has been extremely difficult for EaglePicher. We have had a number of adverse developments from rapidly increasing costs for steel and natural gas to operational difficulties in our Hillsdale Division.

As you know from our Press Releases and 10-K, we were not in compliance with the financial covenants in our Credit Agreement and Accounts Receivable program at Fiscal Year End and are currently operating under a Standstill Agreement with our lenders.

I can assure you we are working night and day on solutions to the problems facing us. We have hired Stuart Gleichenhaus as our Chief Development Officer. Stuart brings many years of experience in working with companies in financial distress.

We have also hired Giuliani Capital Advisors to assist in developing a comprehensive strategy to improve operating and financial performance in our Hillsdale Division, including improvements to its plant consolidation and China sourcing initiatives.

We are working night and day to reverse the current situation, including evaluating possible divestitures of business units or other assets in order to reduce our debt, as well as various financing alternatives.

Before I turn the call over to our Chief Financial Officer, Tom Pilholski, I want to give you some brief background of myself. I have been a director of EaglePicher since September 2001, and I also served as Senior Vice President and Chief Financial Officer of the company in an interim capacity from October 2001 until February 2002. Since May 2003, I have been Chief Executive Officer of Granaria Holdings BV, EaglePicher’s controlling shareholder, and held the positions of Executive Vice President and Chief Financial Officer of Granaria from September 2000 until May 2003.

Prior to that I was the Chief Financial Officer for SSM Coal BV in the Netherlands from 1996 until August 2000.

I will now turn the call over to Tom, who will give you our Fiscal Year 2004 results in more detail.

Tom Pilholski:	Thanks, Bert. And, on behalf of EaglePicher thanks to everyone for joining the call.

As Bert mentioned, we are doing everything possible to fix the situation we are in and are actively looking at all our options to optimize the value of the company.

On Page Five is the summary of the situation we are in and what led us there. The facts are substantially similar to what we have mentioned on prior conference calls. We have experienced a significant deterioration in our largest business, Hillsdale, which I will review later.

We have experienced historically high steel and natural gas commodity costs that have significantly impacted three of our largest divisions, with inability to recover much of the impact from customers in 2004 due to intense competition and economic conditions in the auto market.

We have made significant cash investments in CAPEX in 2004, primarily in our battery business where we have experienced significant growth, as well as significant cash investment in our joint ventures, primarily Kokam and Horizon, during the past two years. Although we remain convinced that the potential for these businesses remains significant, we have not experienced any immediate returns from these joint venture investments. And we had some troubles with the battery automation CAPEX projects that hurt us in 2004, which have now been corrected.

These significant cash investments have impacted our liquidity and debt at the same time the Hillsdale performance deteriorated.

And in the Fourth Quarter, we revised long-term cost assumptions on percentage of completion contracts in our government defense and space segment. And we experienced a significant appreciation in the Canadian dollar that resulted in foreign currency losses associated with unhedged Canadian dollar costs.

Although these adjustments, totaling approximately $9 million, did not impact Fourth Quarter cash flow, it did impact EBITDA for this segment. And this resulted in lower credit agreement EBITDA, thereby putting us in default under our current credit facility financial covenants.

Approximately $6 million of these adjustments were of a non-recurring nature. This business remains fundamentally strong and profitable; however, where we find ourselves is in default, as Bert mentioned, due to the above issues, and as we disclose in our 10-K, we are very tight on liquidity, which we are actively managing on a day to day basis.

We are doing everything we can to minimize cash outlays, such as restricting CAPEX to committed or absolutely essential projects, and we have put in very tight spending controls across the company before commitments are made. Some of these actions may not be optimal from a long-term perspective, but it is the reality of the situation we are in and, we are focusing on cash optimization at the present time.

We are actively looking at various scenarios to reduce our debt and improve liquidity, including various financing alternatives, as well as exploring the divestiture of businesses. It is a fluid situation at this time so we cannot go into specifics as potential plans are being updated as we obtain feedback from numerous sources. We have actively been communicating with customers and vendors to ensure we maintain their continued support, which to date we have done.

From a restructuring standpoint, we have engaged Giuliani Capital Advisors as a financial and strategic advisor for Hillsdale, to assist management in developing a comprehensive strategy to improve operating performance and strategic plans to maximize the net present value of this business. I will review the Hillsdale situation on the next slide.

Again, we realize we are in a tough situation and I want to assure all of you that everyone here is doing all we can to fix the situation and optimize the value of this business for all our investors and stakeholders.

On Page Six is a summary of the Hillsdale situation. As mentioned before, we have seen a very rapid deterioration in this business that was performing well until late in the Second Quarter of 2004. EBITDA was almost $15 million in the first half of 2004 at Hillsdale, but then massively declined in the second half, when EBITDA was only $4 million, with the Fourth Quarter being only $1 million. We do not expect to see any recovery from the Fourth Quarter run rate and there are continuing risks to further deterioration as the automotive market conditions worsen.

We had execution issues on launching China sourcing initiatives for numerous reasons, including over optimism by division management as to the savings that can be realized and the difficulty and execution risk involved in doing this, with limited management depth and experience in China.

We are currently sourcing approximately five percent our Hillsdale sales with China content, generally consisting of raw castings or partially machined parts. This was much lower than initially planned and the entire China sourcing initiative is being reviewed in conjunction with Giuliani.

The delay in sourcing parts to China and not ramping up China to the anticipated level then complicated the closing of two plants in the U.S., whose closure was tightly linked to China. We were not able to fully close these plants as China was determined not to be the right solution for some products. So we now find ourselves with a large plant in Hillsdale, Michigan that is partially vacant and at sub-optimal capacity.

We also had execution issues involved in transferring product from this plant to other U.S. plants, primarily related to equipment capability, training and customer quality validation issues and these resulted in excess costs in 2004.

The total costs of 2004 earnings related to China and plant consolidation issues were approximately $4 million. Division management also gave customers price concessions based on the planned cost savings in China sourcing that never fully materialized. These concessions were given both to retain business and win new programs. This reduced China pricing, without the related cost savings, cost an additional $2 million, on top of the $3 million or one percent of normal annual price decreases.

Steel economics hurt Hillsdale from both a cost and liquidity impact in 2004. Steel cost increases impacted EBITDA by $2 million on a net basis and steel supplier terms impacted cash in the range of $10 million.

As disclosed in our 10-K and Press Release, Hillsdale recently lost programs with two customers that will reduce annual sales by approximately $30 million. Slightly more than half of this will be lost in 2005, with the remainder in 2006 as the phase outs are completed.

The programs were lost, in one case, due largely to execution issues involving quality and delivery in 2003 and 2004, where we were producing at levels in excess of sustainable capacity for a specific program and we incurred the quality and delivery issues.

The relatively significant OEM production cuts announced in late 2004 and continuing to 2005 have impacted Hillsdale on a disproportionate basis. The cuts for GM and Ford were heavily concentrated in the mid-size and large size SUV and light truck markets, where Hillsdale has a relatively high concentration of its sales. This will impact Hillsdale heavily in the first two quarters of 2005 based on current market forecasts.

Finally, the lost programs mentioned above are in addition to some programs that were phased out in 2004, as well as the problems incurred in consolidating the U.S. plants, means we have several plants operating at sub-optimal capacity and an operating EBITDA loss. This has been compounded by the increase in steel costs and reduced pricing that makes some of these plants unsustainable at their current profit levels. This is one of the issues that Giuliani is assisting management with, in terms of how we can best consolidate or restructure plants to eliminate their loss burden.

On Page Seven is a summary of our cash flow and change in net debt during 2004. We started the year at $355 million and increased approximately $50 million to $406 million. EBITDA in terms of generating cash was not as high as it was in previous years. We also had significant increases in working capital, basically related to sustaining the increase in sales in our various businesses, excluding Hillsdale. Although we have a decrease here in

Accounts Payable of $2 million, we should have had an increase. As you can see our cash uses for inventory, which is basically the $7 million of inventory and the $13 million of POC inventory, increased. Generally we would expect to see almost a similar level of increase in Accounts Payable as we do in inventory, but we did not see that increase last year because of tightening in terms, primarily in the steel market that I mentioned before.

We had spending on accrued liabilities of $15 million, primarily related to legacy payments that involved litigation settlement and environmental spending. We had significant CAPEX spending in 2004 that heavily impacted cash flow. As I mentioned before, this was primarily in the battery segment, which accounted for over half of our total spending. CAPEX spending will be cut significantly in 2005 as we conserve cash, and we’re targeting spending at approximately 50% of the 2004 level. Then we have the investments in Horizon and Kokam. And you can see, these investments are off-set by the sale of what we call our ESAT business, which is an environmental bottles business. But this business that we sold had $4 million of EBITDA, while the businesses that we acquired and spent the $23 million on, have an aggregate of $5 million of losses, which all related to the start-up costs involved in the Horizon Battery Joint Venture. So, we gave up one business that had $4 million of earnings, but invested the proceeds into businesses that we think have substantial future growth, but they negatively impacted 2004 earnings by $5 million.

Let me turn the call over to Tom Scherpenberg to review the debt and liquidity profile.

Tom Scherpenberg:	Thanks, Tom.

On Page Eight is a breakdown of our debt and liquidity at year end. Senior Debt decreased $19 million due scheduled principal payments. We paid off $10 million of the IRBs which was scheduled to mature in fiscal year ‘05. And we applied $5 million of the proceeds we received from the sale of ESAT in Q2 to our term loan as required under our terms of our credit agreement. Also noted on Page Eight is the reduction in our liquidity during the fiscal year ‘04, which Tom discussed on the previous page.

On Page Nine is a reconciliation of our liquidity from fiscal year end ‘04 to March 10 of ‘05. In the first quarter of fiscal year ‘05, liquidity decreased $73 million due to a decrease of $30 million in cash flow from operations primarily from the result of decreases in Accounts Payable. This decline in Accounts Payable approximates the same decline we experienced in Q1 of ‘04.

In addition we had also a decline of $10 million in the availability in our securitization program as a result of changes in the advance rate under the program and customer rating changes. We had a $13 million investment in our non-wholly owned subsidiaries primarily due to our adjustment in our Kokam acquisition.

We had a $15 million reduction in our Senior Term Loan as a result of applying the remaining portion of the proceeds from selling ESAT in the second quarter as these proceeds were not reinvested within the time specified under our credit agreement.

Looking at our liquidity from our first quarter February 28th to March 10th, our liquidity declined an additional $42 million which was primarily the result of $14 million of interest payments due under our Senior Secured Facilities and a semi-annual interest payment due on our Senior Unsecured Notes.

The remaining decrease is due to changes in working capital and changes under the securitization program for further decline in ratings of our customers.

On Page 10, as previously announced on February 28th and as Tom mentioned earlier, we entered into a Forbearance Agreement with our Senior Secured lenders, and on March 10th we entered into the Forbearance Agreement under our Securitization program. Both agreements allow us to have full access to our credit lines through June 10th if we comply with various terms of the agreement. In connection with these agreements, our interest rate increased 125 basis points and we paid the lenders a fee.

The financial covenants we agreed to include a monthly minimum EBITDA test and all prior financial covenants were suspended during this period. It should be noted that Granaria, who controls 100% of EaglePicher along with ABN AMRO Participaties agreed to purchase a $12.2 million Junior Participation under Senior Secured Revolver. And, they also agreed to defer their annual management fee.

In addition, we also agreed to hire investment bankers to explore and evaluate the potential asset sales, as Tom mentioned previously.

Now I’d like to turn it over to Tom for an Operating Review.

Tom Pilholski:	Thanks, Tom.

Now I will review the financial performance for both the Fourth Quarter and full year 2004.

On Page 12 is a summary of the Fourth Quarter and full year financial performance. We did have good growth in our sales. While Defense and Space and Wolverine were at double digit growth, and Filtration and Minerals had good sales growth, they were off-set by the decline in Hillsdale sales. You can see the significant deterioration in margin in the Fourth Quarter and for the full year; this was primarily impacted by the Hillsdale issues I referred to before, the significant commodities cost increases and the Horizon start-up costs. The significant deterioration in gross margin in the Fourth Quarter was additionally impacted by the $9 million of percentage of completion contract adjustments that I will review when I get to the Defense and Space Power segment.

Full year adjusted EBITDA declined 25%, which I will review in a detailed bridge on the next slide, with the deterioration in the Fourth Quarter of 70% driven primarily by the $9 million in percentage of completion contract adjustments. Excluding this $9 million, the Fourth Quarter would have been approximately $17 million. And as mentioned before, we had a significant increase in CAPEX spending in 2004, primarily related to automation projects in our Defense and Space Power segment, where on two specific projects we spent approximately $15 million.

Overall, we had good sales growth, disappointing earnings and cash flow, and the Fourth Quarter earnings were driven by Hillsdale deterioration and percentage of completion contract adjustments.

The next page is a detailed bridge reconciling the changes in EBITDA from 2003 to 2004. Hillsdale EBITDA declined $16 million, from $36 million to $20 million. The various issues driving this are enumerated on the chart. The China restructuring and U.S. plant consolidation issues were $4 million, and pricing, including $2 million of China based pricing, impacted earnings by five. We also had the execution issues on some of the contracts, including Allison, where we were producing at volumes above our sustainable capacity levels which impacted earnings by $2 million, as well as the impact on Hillsdale of steel costs.

Wolverine had a very good year, although we did not see the flow through to the bottom line. Sales increased significantly, but the impact of the increased sales was off-set by $5 million of increased steel and natural gas costs, that were not able to be passed on to customers in 2004. Wolverine has made some good progress in the First Quarter of 2005 in passing on these cost increases and will be able to largely off-set the additional impact of commodity increases in 2005. Wolverine also benefited from foreign currency in 2004.

In Defense and Space, we had a $4 million decrease in EBITDA that was driven by the $9 million of percentage of completion contract adjustments that we recorded in the Fourth Quarter. I will review those in detail later. This segment had a very good flow through from volume and mix, which would have increased EBITDA by $5 million.

For Commercial Products, which is a combination of our Boron and Pharmaceutical Services businesses and our commercial battery businesses, EBITDA decreased by $4 million, entirely driven by the $5 million in Horizon start up costs.

Filtration and Minerals had a decrease of $2 million in EBITDA, primarily related to increases in gas and ore costs.

In summary, we were impacted by the Hillsdale issues, $9 million of commodity cost increases, as well as the $5 million of the Horizon start-up costs. These three issues account for substantially all of the decline in EBITDA in 2004.

For specific divisions, on Page 14 is the summary of Hillsdale. I reviewed this in depth before. But you can see that for the full year and the Fourth Quarter, we had a slight decrease in sales and a significant decrease in EBITDA. We saw continued phase out of some older programs that impacted sales in 2004 by $14 million, including the Ford F150 transmission pump, that was fully phased out. As mentioned earlier, we also lost two significant customer programs in early 2005 and have recently seen the impact of reduced production volumes in the SUV and light truck segments.

As a result of these issues and the deterioration in Hillsdale’s performance in 2004, we did an assessment of our goodwill as we do annually, and determined, based on the work of both our internal assessment, as well as external appraisals that were obtained, that we had a $35 million goodwill impairment that we wrote off. This was the entire Hillsdale goodwill balance.

And as mentioned before, Giuliani Capital Advisors has been appointed to help us with the restructuring of Hillsdale, to develop strategic alternatives and to assist management in maximizing the net present value of this business.

On Page 15 is a summary of Wolverine. 2004 was the second year in a row of very strong sales growth. Growth was almost 19% in 2004, including 18% in the Fourth Quarter. We did not see the EBITDA flow through because of the $5 million of increased steel and gas costs.

On Page 16 is a summary of the Defense and Space Power business. We continued to have good sales growth from this business, 16% for the full year 2004, although we did see a decline in the Fourth Quarter which was, to a certain extent, related to the impact on sales of the percentage completion accounting adjustments we had. We had deterioration in EBITDA for the quarter and for the full year that was driven entirely by the percentage of completion contracts adjustments recorded, mostly which were of a non-recurring nature. I’ll review the contract adjustments on the next chart. This business remains strong and profitable.

On the next page is an example of how our percentage of completion contracts work. This is a hypothetical model, and is not an example of one of our existing contracts. Through the special security agreement we have with the government, we’re not able to provide the details of specific programs. But this is how a typical model works. Percentage of completion accounting allows for the recognition of average forecasted gross margin over the life of the contract. In our example, that average gross margin is determined to be 26 percent. This is a five year contract with escalating pricing throughout the contract.

As indicated in the chart, the initial gross margin for this contract is lower than the average gross margin, as selling prices increase over the life of the contract, while average unit costs decrease. These gross margin changes are generally due to initial start up and development costs on defense contracts, the impact of the learning curve as volumes are ramped up, productivity projects such as the manufacturing automation we put in place in 2004, as well as price increase, over the life of the contract. Under percentage of completion contract accounting, you are required to forecast the impact of these changes over the life of the contract in order to arrive at an average margin over the five years, and this is what you record throughout the life of the contract. Any change in future assumptions impacts the average contract margin over the life of the contract, and therefore has an immediate cumulative impact.

The hypothetical example of how this works is that for a $150 million contract that is 47% complete, which is the box in the middle of the page, you would recognize $70 million of cumulative sales. If you change your future contract cost assumptions, which say result in a 10% margin change for the life of the contract, the cumulative impact that you recorded this one time would be $7 million.

For the two largest contracts in our Defense and Space Power segment, we spent more than $16 million on capital in 2004 to put in place automation equipment. Although we have captured a significant amount of productivity on these two contracts related to this automation, we did not capture the productivity as quickly as anticipated, and the revision of cost assumptions had a non-recurring impact of approximately $3 million. In addition, for the $12 million battery automation line we installed in Phoenix, we incurred approximately $3 million of start-up costs in developing the manufacturing processes and this also was non-recurring. The total impact of the non-recurring adjustments was $6 million in the Fourth Quarter. And for the First Quarter of 2005, our actual costs were consistent with the revised future cost assumptions.

On Page 18 is a summary of our Commercial Products business. This segment primarily consists of our Commercial Power Solutions including Kokam (I’m sorry Kokam was consolidated in the First Quarter of 2005). In 2004, this segment included Horizon and our commercial battery business, our medical battery business, as well as our Boron and Pharmaceutical Services segments. We had increased medical battery and pharmaceutical services sales off-set by certain product line discontinuations within the Specialty Materials Group during 2004. The earnings decline included 100% of the Horizon losses, which impacted earnings in the Fourth Quarter by $2 million, and for the full year by $5 million. And, we incurred significant investment in marketing costs to secure the future growth of this segment.

One interesting thing this week, the Pharmaceutical Services segment was awarded Frost and Sullivan’s 2005 Pharmaceutical Services Company of the Year Award. This is a great honor for this business, which we had mentioned in our prior calls we are the process of divesting.

Also in the First Quarter of 2005, we completed the Kokam acquisition that was commenced in the summer of 2004, and that integration is going well.

On Page 19 is our Filtration and Minerals segment. This segment had good sales growth in 2004; however, we did not see the flow through to the bottom line due to the $3 million impact of natural gas costs, as well as increased ore and manufacturing costs that hurt earnings. This is fundamentally a good business that has good sales growth opportunity. We need to fix some of the execution issues in this business and overcome the commodities cost increases that are impacting earnings.

The summary of where we are is on Page 20. Excluding Hillsdale, the rest of the business is fundamentally sound, with three of the divisions having strong sales growth. We have engaged Giuliani Capital as well as new management at Hillsdale to develop a comprehensive strategy to optimize Hillsdale’s performance and value. As mentioned earlier, Giuliani is doing a comprehensive operating and strategic review, and Mike Veltri, the new President we put at Hillsdale, has the right operating skills and experience at that size company to optimize its performance.

We continue to believe that Horizon and Kokam have significant potential and we are starting to see progress in these businesses in the First Quarter. We are improving our Defense and Space Power corporate governance as mentioned in our 10-K. We do have certain restrictions placed on the oversight of this business by corporate management under a special security agreement with the government. We are looking to install different ways of making sure that we have complete visibility into that business in a way that would allow corporate management to be comfortable with the reporting of the financial results including the following.

In the Fourth Quarter of 2004, we put a new Vice President of Finance into this business; he was instrumental in revising the productivity assumptions that led to the percentage of completion adjustments. We have full confidence in him. We do have a separate Board of Directors for this business. In addition to having the separate Board of Directors, we are looking at installing an independent audit committee that would be able to review in complete detail all the financial details of the contracts and programs that at the present time corporate management does not have complete access to.

We are also looking at engaging a consulting firm, in addition to the normal audit work that Deloitte & Touche performs on the segment each year. The Defense and Space Power segment would engage this consulting firm to review specific contracts on a quarterly basis as to their cost performance, the viability and reasonableness of future cost assumptions, and the overall reasonableness of the average contract margins. This consulting firm will be able to give corporate management additional comfort as to the accuracy of these assumptions and the reasonableness of the reported results.

I do want to comment though, that the adjustments we had in the Fourth Quarter were more of a forecasting nature, as opposed to incorrect accounting adjustments. They were detected during the normal accounting closing process. There was no incorrect or inaccurate accounting. It basically was more of a forecasting issue and a communication issue, in terms of the communication from the division to corporate management, of the prospects for the Fourth Quarter as opposed to an accounting error.

Finally, we’re evaluating all scenarios to improve the liquidity situation and our debt structure. This includes possible divestitures, as well as exploring other financing alternatives to reduce debt and improve liquidity. And we continue to have a committed management team. We do have significant burdens being placed on us as a result of some of the Forbearance Agreement provisions, as well as the general nature of the situation we find ourselves in, but management remains committed and is doing everything possible to optimize the value of the business for all the stakeholders.

That concludes my comments and I would like to thank you for participating in this. As Tom Scherpenberg mentioned earlier, we will invite you to submit comments. We’ll accumulate the comments and add to them some of the comments we received on an unsolicited basis, and then provide feedback in the near future.

Thank you.

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